UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of the
Securities Exchange Act of 1934

February 4, 2004

(Date of earliest event reported)

ROHM AND HAAS COMPANY

(Exact name of registrant as specified in charter)

Delaware	1-3507	23-1028370

(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

100 Independence Mall West, Philadelphia, Pennsylvania	19106

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code (215)592-3000

Item 12. Results of Operations and Financial Condition.

     On February 4, 2004, Rohm and Haas Company (“Company”) issued an earnings press release reporting the Company’s results of operations for the fiscal year ended December 31, 2003. A copy of that release is being furnished to the SEC as an exhibit to this form.

     This earnings press release includes “non-GAAP financial measures.” Specifically, the release refers to:

•	Free Cash Flow

We evaluate our operating performance based upon several factors including the ability to generate free cash flow. Our definition of free cash flow is cash provided by operating activities less capital asset spending and dividends. We deduct these two expenditures from operating cash flows, as they have historically represented a significant use of cash and an important commitment to our shareholders. We have paid increasing cash dividends since 1977, resulting in a compound annual growth rate of ten percent. Additionally, capital asset spending has been a significant use of cash, necessary to maintain and replace our manufacturing infrastructure.

Free cash flow is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies and is not intended to reflect cash solely for discretionary activities.

•	EBITDA

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and our competitors on the operating performance of our company. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Furthermore, this measure may not be consistent with similar measures presented by other companies.

•	Net Debt

We define net debt as total debt less cash. This measure was an important indication of progress for us in 2003 as we built cash to ultimately achieve our goal of reducing our total debt levels. In December of 2003, we achieved an important goal by retiring $451 million of debt. Net debt is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROHM AND HAAS COMPANY

(Registrant)

/s/ Jacques M. Croisetiere

Jacques M. Croisetiere
Vice President and Chief Financial Officer

Date: February 4, 2004

Exhibit Index

99.1	Earnings Press Release